As filed with the Securities and Exchange Commission on August 10, 2026

Registration No. 333-294511

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

UNDER

THE SECURITIES ACT OF 1933

IonQ, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-2992192
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4505 Campus Drive, College Park, MD	20740
(Address of Principal Executive Offices)	(Zip Code)

SkyWater Technology, Inc. 2021 Equity Incentive Plan

(Full title of the plan)

Paul T. Dacier

Chief Legal Officer and Corporate Secretary

IonQ, Inc.

4505 Campus Drive, College Park, MD 20740

(Name and address of agent for service)

(301) 298-7997

(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Robert Kindler Tyler T. Rosenbaum

Chelsea Darnell VP, Deputy General Counsel and Assistant Secretary

Paul, Weiss, Rifkind, Wharton & Garrison LLP IonQ, Inc.

1285 Avenue of the Americas 3755 Monte Villa Parkway

New York, NY 10019-6064 Bothell, WA 98021

(212) 373-3000 (301) 298-7997

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

IonQ, Inc. (the “Company”) hereby amends its original registration statement on Form S-4 (File No. 333-294511) filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 20, 2026, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on March 27, 2026, which the Commission declared effective at 4:00 p.m. Eastern Time on March 31, 2026 (the original registration statement on Form S-4, as amended by the pre-effective Amendment No. 1 thereto, the “Form S-4”), by filing this post-effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and, together with the Form S-4, this “Registration Statement”).

The Company filed the Form S-4 in connection with the mergers contemplated by the Agreement and Plan of Merger, dated as of January 25, 2026 (the “Merger Agreement”), by and among the Company, Iris Merger Subsidiary 1 Inc., a direct, wholly owned subsidiary of the Company (“Merger Subsidiary 1”), Iris Merger Subsidiary 2 LLC, a wholly owned subsidiary of the Company (“Merger Subsidiary 2”) and SkyWater Technology, Inc. (“SkyWater”), pursuant to which, effective as of July 31, 2026, (i) Merger Subsidiary 1 merged with and into SkyWater, with SkyWater surviving as a wholly owned subsidiary of the Company (the “First Merger”), and (ii) immediately following the effective time of the First Merger (the “Effective Time”), SkyWater, as the surviving entity of the First Merger, merged with and into Merger Subsidiary 2, with Merger Subsidiary 2 surviving the merger as a wholly owned subsidiary of the Company (the “Second Merger” and, together with the First Merger, the “Mergers”). In connection with the Second Merger, Merger Subsidiary 2 was renamed SkyWater Technology, LLC.

As a result of the Mergers, SkyWater stockholders received, in exchange for each share of SkyWater common stock held immediately prior to the Effective Time, $15.00 in cash plus 0.4883 shares of Company common stock, par value $0.0001 per share (“Shares”).

The Company hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 5,835,537 Shares issuable pursuant to the SkyWater Technology, Inc. 2021 Equity Incentive Plan. All such Shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•
Annual Report on Form 10-K for the year ended December 31, 2025;
•
Definitive Proxy Statement on Schedule 14A for the 2026 Annual Meeting of Stockholders;
•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026;
•
Current Reports on Form 8-K filed on January 26, 2026, January 30, 2026, February 27, 2026, March 11, 2026, March 25, 2026, April 24, 2026, May 6, 2026, June 22, 2026, July 28, 2026 and July 31, 2026 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and
•
The description of securities registered under Section 12 of the Exchange Act, which is contained in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 28, 2022, and as amended by any amendment or report filed for purposes of updating that description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the securities offered pursuant to this Registration Statement has been passed on by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits the indemnification of any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (other than judgments, fines and amounts paid in settlement in an action or suit by or in the right of the corporation to procure a judgment in its favor) actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the corporation, or serving or having served, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Both Article VI of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and Article X of the Company’s Amended and Restated Bylaws (the “Bylaws”) provide for indemnification of its directors, officers, employees and other agents and any person serving or having served, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law.

As permitted by Section 102 of the DGCL, the Charter eliminates the liability of a Company director for monetary damages to the Company and its stockholders for any breach of the director’s fiduciary duty, except for liability under Section 174 of the DGCL or liability for any breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

The directors and officers of the Company are covered by policies of insurance under which they are insured, within limits and subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers; the Company is similarly insured with respect to certain payments it might be required to make to its directors or officers or directors or officers of its subsidiaries under the applicable statutes and provisions of the Charter and the Bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of IonQ, Inc., filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed February 25, 2026 and incorporated herein by reference.

4.2	Amended and Restated Bylaws of IonQ, Inc., filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed February 25, 2026 and incorporated herein by reference.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding legality of the Shares being registered.

23.1*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm of the Company.

24.1	Powers of Attorney for directors and officers of the Company, authorizing, among other things, the signing of registration statements on their behalf (previously filed).

99.1

SkyWater Technology, Inc. 2021 Equity Incentive Plan, filed as Appendix A to SkyWater Technology, Inc.’s Definitive Proxy Statement on Schedule 14A filed April 25, 2023 and incorporated herein by reference.

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York, on this 10th day of August, 2026.

IonQ, Inc.

By:	/s/ Paul T. Dacier
Name:	Paul T. Dacier
Title:	Chief Legal Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on this 10th day of August, 2026.

Name	Title

* Niccolo M. de Masi	Chairman, President and Chief Executive Officer (Principal Executive Officer)

* Inder M. Singh	Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)

* Kathryn K. Chou	Lead Independent Director

* Jim Frankola	Director

* John W. Raymond	Director

* William J. Teuber, Jr.	Director

* Gabrielle B. Toledano	Director

*By:	/s/ Paul T. Dacier
Paul T. Dacier
Attorney-in-fact